Exhibit 99.1(b) 3

CONSOLIDATED BALANCE SHEETS
NDCHealth Corporation and Subsidiaries

(In thousands, except share data)

	February 28, 2003	May 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$112,138	$13,447

Accounts receivable	81,087	76,161
Allowance for doubtful accounts	(8,631)	(5,710)

Accounts receivable, net	72,456	70,451

Income tax receivable	4,369	2,229
Deferred income taxes	5,294	19,987
Prepaid expenses and other current assets	27,099	23,258

Total current assets	221,356	129,372

Property and equipment, net	116,690	101,566
Intangible assets, net	380,813	377,322
Deferred income taxes	13,607	21,403
Investments	8,100	13,497
Other	30,226	15,024

Total Assets	$770,792	$658,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$91,000
Short-term borrowings	—	11,906
Current portion of long-term debt	9,819	963
Obligations under capital leases	1,534	1,296
Accounts payable and accrued liabilities	79,660	76,047
Deferred income	20,739	21,089

Total current liabilities	111,752	202,301

Long-term debt	322,903	151,910
Obligations under capital leases	847	1,779
Deferred income	8,432	—
Other long-term liabilities	21,885	22,592

Total liabilities	465,819	378,582

Commitments and contingencies

Minority interest in equity of subsidiaries	22,463	21,856

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.125 per share; 200,000,000 shares authorized;34,828,992 and 34,643,922 shares issued, respectively.	4,354	4,330
Capital in excess of par value	213,996	212,026
Retained earnings	70,166	54,194
Deferred compensation and other	(5,874)	(6,743)
Other comprehensive income	(132)	(6,061)

Total stockholders’ equity	282,510	257,746

Total Liabilities and Stockholders’ Equity	$770,792	$658,184